Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2014

Los Angeles, CA (March 5, 2015) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter and year ended December 31, 2014 of $554,000 and $2.4 million, respectively, compared to $217,000 and $6.9 million for the same periods last year. The net income variance during the year ended December 31, 2014, compared to the same period last year, was primarily attributable to a $5.0 million increase in income tax provisions. This increase was related to an income tax benefit of approximately $3.1 million recognized during the year ended December 31, 2013 in connection with the reversal of our deferred tax valuation allowance, as compared to $1.9 million of income tax provisions recognized during the year ended December 31, 2014. Pre-tax, pre-provision earnings for the quarter and year ended December 31, 2014 was $1.1 million and $4.4 million, respectively, compared to $736,000 and $3.9 million for the same periods last year. Included in net income for the quarter and year ended December 31, 2014 are gains in connection with the sale of securities of $196,000 and $1.2 million, respectively, compared to $117,000 and $822,000 for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company, stated, “I’m proud to announce our financial results for the year ended December 31, 2014. During the year, our loans and deposits have grown by over 15% and 11%, respectively, and despite the current low interest rate environment, our pre-tax, pre-provision earnings improved to $4.4 million and our net interest margin increased by 9 basis points, to 3.28%. In addition, asset quality remains strong with total non-performing assets to total assets at 11 basis points at the end of the year. We also sold $59.9 million of investment securities during the year, recognizing a gain of $1.2 million. In addition to being a source of interest income for the Company, our investment portfolio has recently generated realized gains as a result of favorable changes in market conditions.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company, added, “During the past 12 months, we’ve continued to establish and expand our presence on the Westside of Los Angeles. With the addition of our new Beverly Hills office, complemented by the strength of our current relationship management team, I believe that we’re well positioned to make 2015 the most successful year in our Company’s history.”

2014 4th Quarter Highlights

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The Bank’s total risk-based capital ratio was 13.13% at December 31, 2014, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital from trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the quarter and year ended December 31, 2014, the Company recorded net income of $554,000, or $0.06 per diluted share, and $2.4 million, or $0.24 per diluted share, respectively. During the same periods last year, the Company reported net income of $217,000, or $0.02 per diluted share, and $6.9 million, or $0.76 per diluted share, respectively. The increase in net income during the three months ended December 31, 2014 as compared to the same period last year was primarily due to a $508,000 increase in net interest income, a $400,000 decline in provision for loan losses and a $143,000 increase in non-interest income, partially offset by a $456,000 increase in income tax provisions and a $258,000 increase in non-interest expenses. The decline in net income during the year ended December 31, 2014 as compared to the same period last year was primarily due to a $5.0 million increase in income tax provision and a $1.7 million increase in non-interest expenses. The increase in income tax provision was primarily attributable to the $3.1 million income tax benefit recorded in connection with the reversal of our deferred tax valuation allowance during the year ended December 31, 2013. These items were partially offset by a $2.3 million increase in net interest income during the year ended December 31, 2014 as compared to the same period last year. In addition to the items discussed above, diluted earnings per share was impacted by an increase in diluted shares outstanding of 718,851 and 661,606 during the quarter and year ended December 31, 2014, respectively, as compared to the same periods last year.

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At December 31, 2014 and 2013, the Company’s book value per share was $6.08 and $5.84, respectively. The $0.24 increase in book value per share during the year was primarily attributable to net income of $2.4 million and stock based compensation of $3.8 million, partially offset by an increase in common shares outstanding of 659,633. Stock based compensation includes the exercise and tax related benefits of stock options, as well as the amortization and vesting of restricted stock awards and related tax benefits, partially offset by shares surrendered by plan participants to pay for taxes.

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Net interest margin was 3.26% and 3.28% for the quarter and year ended December 31, 2014, respectively, compared to 3.23% and 3.19% for the same periods last year. The improvement in our net interest margin was primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same periods last year. During the quarter and year ended December 31, 2014 the average balance of loans relative to total earning assets was 71.5% and 71.7%, respectively, compared to 68.2% and 63.2% for the same periods last year.

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Loans increased to $442.9 million at December 31, 2014, compared to $383.5 million at December 31, 2013 and $418.7 million at September 30, 2014. Loan originations were $55.5 million and $226.3 million during the quarter and year ended December 31, 2014, compared to $50.3 million and $232.5 million during the same periods last year.

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Non-performing loans were $632,000, or 0.14% of total loans, at December 31, 2014, compared to $735,000, or 0.19% of total loans, at December 31, 2013, and $655,000, or 0.16% of total loans, at September 30, 2014.

•	Non-performing assets as a percentage of total assets were 0.11%, 0.15% and 0.11% at December 31, 2014, December 31, 2013 and September 30, 2014, respectively.

•	Net loan recoveries were $22,000 and $263,000 during the quarter and year ended December 31, 2014, respectively, compared to $1,000 and $1.1 million during the same periods last year.

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As of December 31, 2014, the allowance for loan losses (“ALL”) was $7.6 million, or 1.72% of total loans, compared to $7.2 million, or 1.89% of total loans, at December 31, 2013, and $7.6 million, or 1.81% of total loans, at September 30, 2014. The ALL to non-performing loans was 1,203.03% and 984.26% at December 31, 2014 and 2013, respectively.

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Investment securities declined to $79.7 million at December 31, 2014, representing 13.6% of our total assets, compared to $106.3 million, or 19.7% of our total assets, at December 31, 2013, and $71.4 million, or 12.2% of total assets, at September 30, 2014. During the quarter and year ended December 31, 2014, the Company sold investment securities with an amortized cost of $5.0 million and $59.9 million, respectively, recognizing gains of $196,000 and $1.2 million, respectively. During the quarter and year ended December 31, 2013, the Company sold $16.3 million and $35.1 million, respectively, of investment securities, recognizing gains of $117,000 and $822,000, respectively.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $462.4 million, $409.8 million and $454.1 million at December 31, 2014, December 31, 2013 and September 30, 2014, respectively. Non-interest bearing deposits represent 56.1% of total deposits at December 31, 2014, compared to 52.3% at December 31, 2013, and 55.8% at September 30, 2014.

•	Cost of funds declined to 14 basis points and 15 basis points for the quarter and year ended December 31, 2014, respectively, compared to 16 and 18 basis points for the same periods last year.

Capital Adequacy

At December 31, 2014, the Company’s stockholders’ equity totaled $61.7 million compared to $55.4 million at December 31, 2013. The $6.3 million increase in stockholders’ equity during the year ended December 31, 2014 was primarily attributable to net income of $2.4 million and stock based compensation items and related tax benefits of $3.8 million. Stock based compensation items include the exercise and tax related benefits of stock options, as well as the amortization and vesting of restricted stock awards and related tax benefits, partially offset by shares surrendered by plan participants to pay for taxes. At December 31, 2014, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 13.13%, 11.87%, and 9.40%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at December 31, 2014 were $585.2 million, representing an increase of $47.1 million, or 8.7%, from $538.1 million at December 31, 2013. Cash and cash equivalents at December 31, 2014 were $58.5 million, representing an increase of $13.8 million, or 30.8%, from $44.7 million at December 31, 2013. Loans increased by $59.3 million, from $383.5 million at December 31, 2013 to $442.9 million at December 31, 2014. Loan originations were $55.5 million and $226.3 million during the quarter and year ended December 31, 2014, respectively, compared to $50.3 million and $232.5 million during the same periods last year. Prepayment speeds for the quarter and year ended December 31, 2014 were 14.7% and 16.7%, compared to 13.4% and 13.2% for the same periods last year. Investment securities were $79.7 million at December 31, 2014, compared to $106.3 million at December 31, 2013, representing a decline of $26.6 million, or 25.0%. During the quarter and year ended December 31, 2014, the Company sold investment securities with an amortized cost of $5.0 million and $59.9 million, respectively, recognizing gains of $196,000 and $1.2 million, respectively. During the quarter and year ended December 31, 2013, the Company sold $16.3 million and $35.1 million, respectively, of investment securities, recognizing gains of $117,000 and $822,000, respectively. The weighted average life of our investment securities was 4.02 years and 3.78 years at December 31, 2014 and December 31, 2013, respectively.

Total liabilities at December 31, 2014 increased by $40.8 million, or 8.4%, to $523.5 million compared to $482.8 million at December 31, 2013. This increase is primarily due to a $50.4 million increase in deposits, partially offset by a $10.0 million decline in other borrowings. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $462.4 million and $409.8 million at December 31, 2014 and December 31, 2013, respectively, representing an increase of $52.6 million, or 12.8%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $7.6 million, or 1.72% of our total loan portfolio, at December 31, 2014, compared to $7.2 million, or 1.89% of our total loan portfolio, at December 31, 2013. At December 31, 2014 and 2013, our non-performing loans were $632,000 and $735,000, respectively. The ratio of our ALL to non-performing loans was 1,203.03% and 984.26% at December 31, 2014 and December 31, 2013, respectively. In addition, our ratio of non-performing loans to total loans was 0.14% and 0.19% at December 31, 2014 and 2013, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the quarter and year ended December 31, 2014, we recorded a provision for loan losses of none and $100,000, respectively, compared to $400,000 and $100,000 for the same periods last year. The decrease in our provision for loan losses during the quarter ended December 31, 2014 compared to the same period last year was primarily attributable to the decline in the growth rate of our loan portfolio during the current year. During the years ended December 31, 2014 and 2013, the Bank’s loan portfolio increased by 15.5% and 43.8%, respectively.

Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $180,000, $1.9 million and none, respectively, at December 31, 2014, compared to $4.7 million, $2.1 million and none, respectively, at December 31, 2013. We had net recoveries of $22,000 and $263,000 during the quarter and year ended December 31, 2014, respectively, compared to $1,000 and $1.1 million for the same periods last year. At December 31, 2014, the ALL to total loans was 1.72% compared to 1.89% at December 31, 2013. The risks associated with the adequacy of our ALL and the decline in this ratio may have increased as a result of our loan growth. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of December 31, 2014 and 2013 was adequate to absorb probable and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $632,000 and $825,000 at December 31, 2014 and 2013. Non-accrual loans totaled $632,000 and $735,000 at December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, the Bank disposed of its other real estate owned (“OREO”) for approximately $137,000, recognizing a gain of $47,000 in connection with this disposition. At December 31, 2013, OREO consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.11% and 0.15% at December 31, 2014 and 2013, respectively.

Net Interest Income and Margin

During the quarter and year ended December 31, 2014, net interest income was $5.0 million and $18.5 million, respectively, compared to $4.4 million and $16.2 million for the same periods last year. The improvement in net interest income was primarily attributable to increases in the average balances of our loan portfolio during the quarter and year ended December 31, 2014 as compared to the same periods last year, partially offset by declines in the average balance of our investment portfolio during the same periods. The average balances of our loan portfolio were $431.6 million and $404.3 million during the quarter and year ended December 31, 2014, respectively, compared to $373.1 million and $321.6 million for the same periods last year. The average balances of our investment portfolio were $71.1 million and $87.1 million during the quarter and year ended December 31, 2014, respectively, compared to $116.6 million and $146.3 million for the same periods last year.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.26% for the three months ended December 31, 2014, compared to 3.23% for the same period last year. The 3 basis point increase in net interest margin is primarily due to an increase in the average balance of loans relative to total average earning assets as compared to the same period last year, partially offset by an increase in the average balance of lower yielding interest earning deposits at other financial institutions during the same period. The percentage of average loans to total average earning assets increased to 71.5% during the quarter ended December 31, 2014, compared to 68.2% during the same period last year. The percentage of average interest earning deposits at other financial institutions to total average earning assets increased to 15.9% during the quarter ended December 31, 2014, compared to 9.3% during the same period last year.

The Company’s net interest margin was 3.28% for the year ended December 31, 2014, compared to 3.19% for the same period last year. As discussed above, the improvement in our net interest margin is primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year, partially offset by an increase in the average balance of lower yielding interest earning deposits at other financial institutions during the same period. The percentage of average loans to total average earning assets increased to 71.7% during the year ended December 31, 2014, compared to 63.2% during the same period last year. The percentage of average interest earning deposits at other financial institutions to total average earning assets increased to 12.0% during the year ended December 31, 2014, compared to 7.1% during the same period last year. Net interest margin was also impacted by a general decline in the loan yields during the year and a recovery of $294,000 in deferred interest income from the repayment of non-accrual and previously charged off loan balances during the year ended December 31, 2013. The decline in loan yield was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which continue to compress loan yields.

Non-Interest Income

Non-interest income was $335,000 and $1.7 million for the quarter and year ended December 31, 2014, compared to $192,000 and $1.8 million for the same periods last year. During the quarter and year ended December 31, 2014, the Company sold investment securities with an amortized cost of $5.0 million and $59.9 million, respectively, recognizing gains of $196,000 and $1.2 million, respectively. In addition, the Company recognized a gain of $47,000 in connection with the disposition of its OREO during the year ended December 31, 2014. With the exception of these gains, non-interest income during the quarter and year ended December 31, 2014 primarily consists of customer related fee income. During the quarter and year ended December 31, 2013, the Company sold $16.3 million and $35.1 million, respectively, of investment securities, recognizing gains of $117,000 and $822,000, respectively. With the exception of such gains, non-interest income for the quarter and year ended December 31, 2013, primarily consists of loan arrangement fees earned in connection with our college loan funding program. During 2013, the Company terminated this program and did not report any material loan arrangement fee earnings subsequent to the second quarter of 2013.

Non-Interest Expense

Non-interest expense was $4.2 million and $15.8 million for the quarter and year ended December 31, 2014, compared to $3.9 million and $14.1 million for the same periods last year. The increases in non-interest expense during the quarter and year ended December 31, 2014 as compared to the same periods last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, the additional costs incurred to address regulatory compliance matters, as well as the supplemental costs associated with the Bank’s Beverly Hills expansion.

Income Tax Provision

During the quarter and year ended December 31, 2014, we recorded a tax provision of $575,000 and $1.9 million, respectively, compared to a tax provision (benefit) of $119,000 and ($3.1 million) during the quarter and year ended December 31, 2013, respectively. The tax benefit recognized during the year ended December 31, 2013 was related to the full reversal of the Company’s deferred tax valuation allowance that had been previously established during the year ended December 31, 2009. In making this determination, management analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, improvements in the credit quality of the Company’s loan portfolio, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the 12 quarters preceding the reversal of this valuation allowance. At December 31, 2013, no further deferred tax valuation allowance remained.

Net Income

For the quarter and year ended December 31, 2014, the Company recorded net income of $554,000, or $0.06 per diluted share, and $2.4 million, or $0.24 per diluted share, compared to $217,000, or $0.02 per diluted share, and $6.9 million, or $0.76 per diluted share, for the same periods last year. Included in net income for the quarter and year ended December 31, 2014 are gains in connection with the sale of securities of $196,000 and $1.2 million, respectively, compared to $117,000 and $822,000 for the same periods last year.

Subsequent Event

On February 23, 2015, the Board of Directors of the Bank was notified by the Office of the Comptroller of the Currency (the “OCC”) that the OCC is terminating its Consent Order with the Bank, dated September 11, 2013, effective immediately. The Consent Order required the Bank to take corrective action to enhance its program and procedures for compliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and relationship offices in Santa Monica and Beverly Hills, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) renewed deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, and (12) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	December 31,
Balance Sheet Results:	2014	2013
Total Assets	$585,218	$538,145
Total Loans	$442,856	$383,548
Allowance for Loan Losses (“ALL”)	$7,599	$7,236
Non-Performing Assets	$632	$825
Investment Securities-AFS, at estimated fair value	$79,689	$106,272
Deposits:
Non-Interest Bearing Demand Deposits	$282,217	$236,869
Interest Bearing Demand Deposits	25,492	21,005
Money Market Deposits and Savings	154,706	151,879
Certificates of Deposit	40,757	43,013
Total Deposits	$503,172	$452,766
Total Stockholders’ Equity	$61,693	$55,388
Gross Loans to Deposits	88.00%	84.70%
Ending Book Value per Share	$6.08	$5.84
Common Shares Outstanding	10,140,441	9,480,808

	Quarters Ended December 31,
Quarterly Operating Results (unaudited):	2014	2013
Net Interest Income	$4,955	$4,447
Provision for Loan Losses	$—	$400
Gain on Sale of AFS Securities	$196	$117
Non-Interest Income	$139	$75
Non-Interest Expense	$4,161	$3,903
Income Tax Provision	$575	$119
Net Income	$554	$217
Basic Earnings per Share	$0.06	$0.02
Basic Shares Outstanding	9,501,209	8,783,553
Diluted Earnings per Share	$0.06	$0.02
Diluted Shares Outstanding	9,228,840	8,509,989
Quarterly Net Interest Margin*	3.26%	3.23%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$554	$217
Provision for Loan Losses	—	400
Income Tax Provision	575	119
Pre-Tax, Pre-Provision Earnings	$1,129	$736

	Years Ended December 31,
YTD Operating Results:	2014	2013
Net Interest Income	$18,459	$16,208
Provision for Loan Losses	$100	$100
Gain on Sale of AFS Securities	$1,178	$822
Non-Interest Income	$533	$971
Non-Interest Expense	$15,806	$14,097
Income Tax Provision (Benefit)	$1,903	$(3,059)
Net Income	$2,361	$6,863
Basic Earnings per Share	$0.25	$0.79
Basic Shares Outstanding	9,431,727	8,660,641
Diluted Earnings per Share	$0.24	$0.76
Diluted Shares Outstanding	9,741,248	9,079,642
YTD Net Interest Margin	3.28%	3.19%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$2,361	$6,863
Provision for Loan Losses	100	100
Income Tax Provision (Benefit)	1,903	(3,059)
Pre-Tax, Pre-Provision Earnings	$4,364	$3,904

*Percentages are reported on an annualized basis